Exhibit 8.1

August 27, 2014

Dynagas LNG Partners LP

97 Poseidonos Avenue & 2 Foivis Street,

Glyfada, 16674

Greece

Re:	Senior Notes Due 2019

Ladies and Gentlemen:

We have acted as special counsel to Dynagas LNG Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder of the Partnership’s Senior Notes due 2019 (the “Notes”) pursuant to a registration statement on Form F-1 (the “Registration Statement”), and the prospectus contained therein, as amended and supplemented (the “Prospectus”). The Notes will be issued pursuant to an indenture (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Partnership and Dynagas Finance Inc. (“Dynagas Finance” and together with the Partnership, the “Issuers”) and Deutsche Bank Trust Company Americas, as Trustee, and sold by the Partnership pursuant to the Underwriting Agreement among the Issuers and Sterne, Agee & Leach, Inc. and DNB Markets, Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”).

In formulating our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the prospectus contained therein and such other papers, documents, agreements, and records of the Partnership and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to matters of fact material to this opinion that have not been independently established, we have relied upon representations, statements, and certificates of public officials, directors or officers of the Partnership, and others, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the headings “Risk Factors—We may have to pay tax on United States-source income, which would reduce our earnings and cash flow,” “Material United States Federal Income Tax Considerations” and “Marshall Islands Tax Considerations” therein, we hereby confirm that the opinions of Seward & Kissel with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement under the headings “Risk Factors—We may have to pay tax on United States source income, which would reduce our earnings and cash flow,” “Material United States Federal Income Tax Considerations” and “Marshall Islands Tax Considerations” accurately state our views as to the tax matters discussed therein.

Our views on the tax matters discussed above are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SEWARD & KISSEL LLP